Ehibit 10.1

ZORAH TECHNOLOGY LICENSE AGREEMENT

This Zorah Technology License Agreement (collectively referred to as the “Agreement”) is made and entered into by and between Zorah, LLC, a Corporation (hereinafter “Licensor”), having its principle place of business at 5400 Laurel Springs Pkwy, Suite 107, Suwanee, GA 30024 and Crown Dynamics, a Delaware corporation (hereinafter “Licensee”), having its principle business address at 12 Yemimah Street, Jerusalem 96387, Israel.

Witnesseth that:

1.	Whereas, Licensor represents the Zorah Technology holders of the Licensed Zorah Technology (as hereinafter defined); and

2.	Whereas, Licensor has the right to grant License(s) under the Licensed Zorah Technology, and wishes to have the inventions covered by the Licensed Zorah Technology, in the public interest; and

3.	Whereas, Licensee wishes to obtain a License of the Licensed Zorah Technology upon the terms and conditions hereinafter set forth.

Now, therefore, in consideration of the premises and the faithful performance of the covenants herein contained, it is agreed as follows:

ARTICLE I – DEFINITIONS

For the purpose of this Agreement, the following definitions shall apply:

1.           Licensed Zorah Technology shall mean:

a.	Zorah Technology as described in the Technology Description attached hereto (“Schedule A”) as owned and developed by Steve Aninye (the “Zorah Technology holders”).

b.
Any and all improvements to the Licensed Zorah Technology co-developed by the Licensor and Licensee, whether patentable or not, and which may hereafter be jointly developed, owned or controlled by Licensor and Licensee.

c.
Any or all patents, which may issue on patent rights and improvements thereof, developed by Licensor or subsequently co-developed by Licensor and Licensee, and any all divisions, continuations, continuations-in-part, reissuances and extensions of such patents.

2.
Product(s):  Shall mean any materials including techniques, technology, hardware, devices, methods or inventions relating to or based on the Licensed Zorah Technology, developed as of the date of this Agreement or co-developed as of the date of this Agreement or at any time in the future.

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3.           Profits:  Shall mean the total value(s) of revenue generated                                                                                                in association with or as a result of the Licensed Zorah Technology.

4.
Confidential Information:  Shall mean with respect to any Party, all scientific, business or financial information relating to such Party, its subsidiaries or affiliates or their respective businesses, except when such information:

a.           Becomes known to the other Party prior to receipt from such first Party;

b.           Becomes publicly known through sources other than such first Party;

c.           Is lawfully received by such other Party from a party other than the firstParty; or

d.           Is approved for release by written authorization from such first Party.

5.	License: Shall mean an exclusive license for use of the Licensed Zorah Technology worldwide.

6.
Know-how:  Shall mean any and all technical data, information, materials, trade secrets, technology formulas, processes, and ideas, including any improvements thereto, in any form in which the foregoing may exist, now owned or co-owned by or exclusively, semi-exclusively or non-exclusively licensed to any party prior to the date of this Agreement or hereafter acquired by any party during the term of this Agreement.

7.	Intellectual Property Rights: Shall mean any and all inventions, materials, Know-
how, trade secrets, technology, formulas, processes, ideas or other discoveries conceived or reduced to practices, whether patentable or not, either directly or indirectly associated with the Licensed Zorah Technology, Products or Know-how.

8.
Royalties: Shall mean revenues received in the form of cash and/or equity from holdings by the Licensor from Licensee as a result of Licensing and using, selling, making, having made, or leasing of Licensed Zorah Technology Rights, Products or know-how.

ARTICLE II- GRANT OF LICENSE

1.	Licensor hereby grants to Licensee the License with the right to make, have made, use, sell and lease the Products described in and associated with the Licensed Zorah Technology.

2.
Licensor does not retain the rights to continue to use the Licensed Zorah Technology in markets other than the ones established by the terms of this license, in any way for revenue generation purposes.

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ARTICLE III- LICENSE PAYMENTS

1.	Initial payment, Licensing fees and royalty rates for the License herein granted:

a.	Initial Payment: Licensee agrees to pay Licensor an initial payment of:

(i)	a one-time issuance of one million two hundred twenty-five thousand (1,225,000) shares of restricted common stock of Licensee.

2.
Purchase Price:  If an option to purchase is exercised, pursuant to Article VII, the one time purchase price of $500,000 would be due upon conversion, and all rights of the Licensor would cease to exist.

ARTICLE IV - REPORTS, BOOKS AND RECORDS

1.
Reports:  At the Licensee’s option, within thirty (30) days after the end of the calendar quarter annual period during which this Agreement shall be executed and delivered, and within thirty (30) days after the end of each following quarter annual period, Licensee shall make a written report to Licensor setting forth any profits through the use of the Licensed Zorah Technology by Licensee and the total Licensor’s receipts during the quarter annual period. If there are no profits, a statement to that effect shall be made by Licensee to Licensor. At the time each report is made, Licensee shall pay to Licensor the Licensing fees, royalties or other payments shown by such report to be payable hereunder.

2.
Books and records: Licensee shall keep books and records in such reasonable detail as will permit the reports provided for in Paragraph 1 hereof to be determined.  Licensee further agrees to permit such books and reports to be inspected and audited by a representative or representatives of Licensor to the extent necessary to verify the reports provided for in Paragraph 1 hereof; provided, however, that such representative or representatives shall indicate to Licensor only whether the reports, Licensing fees and royalties paid are correct, and if not, the reasons why not.

ARTICLE V - MARKING

Licensee agrees to mark or have marked all Products made, used or leased by it or its Licensees under the Licensed Zorah Technology, if and to the extent such markings shall be practical, desirable or required by applicable Zorah Technology laws and subsequent patent laws.

ARTICLE VI - DILIGENCE

1.
Licensee shall use its reasonable best efforts to maximize the results in using the Licensed Zorah Technology, by establishing a thorough and diligent program and continuing to maximize the leached values throughout the life of this Agreement.

2.	Licensee shall deliver to Licensor on or before January 9, 2012, an executive overview for development of the Licensed Zorah Technology as herein licensed.

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ARTICLE VII - TERMINATION OR CONVERSION TO OUTRIGHT OWNERSHIP

1.	Termination by Licensee.

Option of Licensee:  Licensee may terminate the License granted by this Agreement, provided Licensee shall not be in default hereunder, by giving Licensor ninety (90) days notice to its intention to do so. If such notice shall be given, then upon the expiration of such ninety (90) days the termination shall become effective; but such termination shall not operate to relieve Licensee from its obligation to pay Licensing fees or royalties or to satisfy any other obligations, accrued hereunder prior to the date of such termination.

2.	Termination by Licensor.

Option of Licensor:  Licensor may, at its option, terminate this Agreement by written notice to Licensee in case of:

a.
Default in the payment of sub-leasing fees or royalties required to be paid by Licensee to Licensor hereunder, where such default shall continue and is not cured for a period of ninety (90) days after Licensor shall have given to Licensee a written notice of such default.

b.
Default in the making of any reports required hereunder, where such default shall continue and is not cured for a period of ninety (90) days after Licensor shall have given to Licensee a written notice of such default.

c.
Default in the performance of any other material obligation contained in this Agreement on the part of Licensee to be performed, where such default shall continue and is not cured for a period of ninety (90) days after Licensor shall have given to Licensee a written notice of such default.

d.	Adjudication that Licensee is bankrupt or insolvent.

e.
The filing by Licensee of a petition of bankruptcy, or a petition or answer seeking reorganization, readjustment or rearrangement of its business or affairs under any law or governmental regulation relating to bankruptcy or insolvency.

f.         The appointment of a receiver of the business for all or substantially all of the property of Licensee; or the making by Licensee of an assignment or an attempted assignment for the benefit of its creditors; or the institution by Licensee of any proceedings for the liquidation or winding up of its business or affairs.

3. Effect of Termination.

Termination of this Agreement shall not in any way operate to impair or destroy any of Licensee’s or Licensor’s rights or remedies, either at law or in equity, or to relieve Licensee of any of its obligations to pay Licensing fees or royalties or to comply with any other of the obligations hereunder, accrued prior to the effective date of termination.

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4.	Effect of Delay, etc.

Failure or delay by Licensor to exercise its rights of termination hereunder by reason of any default by Licensee in carrying out any obligation imposed upon it by this Agreement shall not operate as a waiver of Licensor’s right of termination for any other subsequent default by Licensee.

5.	Option of Licensee to Purchase, Conversion to Outright Ownership

Licensee shall have the right to convert this License, at a date to be determined, to full ownership by way of an purchase option defined herein and subject to the terms under ARTICLE III, Paragraph 2.

6.	Return of License of Licensed Zorah Technology.

Upon termination of this Agreement, all of the rights to the use of the Licensed Zorah Technology, unless otherwise provided herein, shall be returned to Licensor. In the event of termination of the Agreement by Licensee or said conversion of the Agreement by Licensee, Licensee shall grant to Licensor a non-exclusive, royalty-free License, with rights to License, manufacture, use and sell improvements, including all Know-how, of the Licensed Zorah Technology  made by Licensee during the period of this Agreement, prior to the termination or conversion, to the extent that such improvements are dominated by or derived from the Licensed Zorah Technology.  A discussion will be held on any improvements that have been made to the Licensed Zorah Technology to ensure that proper credit is provided to the Licensee for any improvements created by Licensee.

ARTICLE VIII – TERM

Unless previously terminated as herein provided, the term of this Agreement shall be from and after the date hereof until the expiration of the last to expire of the Licensed Zorah Technology or. It is stated that the patent submission is currently in a preliminary status. A formal patent application may be executed in the future.

ARTICLE IX - NOTICES, ASSIGNEES

1.
Notices:  Notices and payments required hereunder shall be deemed properly given if duly sent by first class mail and addressed to the parties at the addresses set forth above. The parties hereto shall keep each other advised of address changes.

2.
Assignees, etc.:  This Agreement shall be binding upon and shall inure to the benefit of the assigns of Licensor and upon and to the benefit of the successors of the entire business of Licensor; but neither this Agreement nor any of the benefits thereof nor any rights thereunder shall, directly or indirectly, without the prior written consent of Licensor, be assigned, divided, or shared by the Licensee to or with any other party or parties (except a successor of the entire business of the Licensee) and such consent shall not be unreasonably withheld.

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ARTICLE X - MISCELLANEOUS

1.	Governing law: This Agreement is executed and delivered in the United States of America and shall be constructed in accordance with the Laws of the Government of the United States of America.

2.	No other understanding: This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter thereof and merges all prior discussions between them.

3.
Indemnity:  Licensee shall indemnify, hold harmless, and defend Licensor and its trustees, officers, employees and agents against any and all allegations and actions for death, illness, personal injury, property damage, and improper business practices arising out of the use of the Licensed Zorah Technology.

4.	Insurance: During the term of this Agreement, Licensee shall maintain the following insurance coverage:

a.
Commercial general liability with a limit of no less than ten thousand dollars ($1 0,000) for each occurrence. Such insurance shall be written on a standard ISO occurrence form or substitute form providing equivalent coverage.

b.	Professional liability of no less than ten thousand dollars ($10,000) for each occurrence.

5.
Advertising:  Licensee agrees that it may not use in any way the name of Licensor, any logotypes or symbols associated with Licensor or the names of any researchers, without the express written permission of Licensor unless such is required by law.

6.
Confidentiality:  The parties agree to maintain in confidence the Confidential Information as defined in Article I and discussions thereof, revealed pursuant to this Agreement, and to disclose such information only to persons within their respective organizations having a need to know, and to furnish assurances to the other party that such persons understand this duty of confidentiality.

7.
No representations or warranties regarding patents of third parties:  No representations or warranties are made by Licensor that the use of the Licensed Zorah Technology Licensed herein will not infringe any patent or proprietary rights of any other person or persons. The Licensor warrants that it has title to the Licensed Zorah Technology from the inventors.

8.
Disclaimer of Warranty:  The Licensed Zorah Technology is experimental in nature and is provided WITHOUT WARRANTY OR REPRESENTATIONS OF ANY SORT, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF NON-INFRINGEMENT.

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In witness whereof, the parties hereto have caused this Zorah Technology License Agreement to be executed by their duly authorized representatives.

	Dated: January 20, 2012		Dated: January 20, 2012

Licensor:	/s/ Steve Aninye	Licensee:	/s/ Steve Aninye
Name:	Steve Aninye	Name:	Steve Aninye
	Chief Executive Officer		President, Crown Dynamics
Zorah LLC

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